Exhibit 5.1

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

DX Box Number 10 CDE

The Directors

National Grid plc

1-3 Strand

London WC2N 5EH

5 June 2023

Our Ref                 L-310800

National Grid plc (the “Issuer”) - Registration Statement on Form F-3 in respect of debt securities (the “Debt Securities”)

1

We have acted as English legal advisers to the Issuer, a company incorporated under the laws of England and Wales, in connection with the post-effective amendment no. 1 dated and filed with the United States Securities and Exchange Commission (the “SEC”) on 5 June 2023 (the “Post-Effective Amendment No. 1”) to the automatic shelf registration statement on Form F-3 filed with the SEC on 8 June 2021 (together, the “Registration Statement”) relating to the registration under the United States Securities Act of 1933 (the “Securities Act”) of an indeterminate amount of the Issuer’s Debt Securities. The Debt Securities may be issued from time to time pursuant to the Indenture (as defined in the Schedule to this opinion). This opinion is furnished to you in connection with the Registration Statement.

2

This opinion is limited to English law as applied by the English courts and on the basis of our understanding of current United Kingdom HM Revenue and Customs (“HMRC”) practice (which may not be binding on HMRC), in each case in effect on the date of this opinion. It is given on the basis that it will be governed by, and construed in accordance with, English law. In particular we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.

3

For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion. We believe such documents to be those necessary for us to review for the purpose of giving this opinion.

4	We have assumed that:

4.1

(except in the case of the Issuer) all relevant documents are within the capacity and powers of, have been validly authorised by, and have been or will be validly executed and delivered by, each of the respective parties thereto;

4.2

each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law;

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

4.3

all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies, all signatures thereon or on the original thereof are genuine, and the relevant documents have been executed in the forms reviewed by us and, where relevant, the Debt Securities will be completed, authenticated and issued as provided in the Indenture;

4.4	the Certificates and the Articles of Association (each as defined in the Schedule to this opinion) are up-to-date;

4.5	unless otherwise indicated herein, none of the documents examined by us have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise);

4.6

the Minutes (as defined in the Schedule to this opinion) are a true and complete record of the proceedings described therein in duly convened, constituted and quorate meetings and the resolutions set out in the Minutes were validly passed and remain in full force and effect without modification;

4.7

the terms of the Debt Securities will not be inconsistent with the provisions of the Indenture and there will be no provision in any supplement to the Registration Statement or any other document which would affect the content of this opinion; and

4.8	each issue of Debt Securities will be duly authorised.

5

Based on the documents referred to and assumptions made in paragraphs 3 and 4 above, and subject to the qualifications in paragraphs 7 to 10 below and to any matters not disclosed to us, we are of the following opinion:

5.1	The Issuer has been incorporated and is existing as a company with limited liability under the laws of England.

5.2	The Issuer has corporate power to enter into and perform its obligations under the Indenture and to issue and deliver the Debt Securities.

5.3

The Issuer has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture and, provided that each Debt Security is executed as provided in the relevant resolutions authorising the relevant issue of Debt Securities and the Articles of Association, the Issuer will have validly executed and delivered the Debt Securities.

5.4

Assuming the Indenture constitutes valid, binding and enforceable obligations of the Issuer under New York law, insofar as English law is concerned, the obligations assumed by the Issuer under the Indenture constitute valid and binding obligations of the Issuer.

5.5

The statements of law and HMRC practice contained in the Registration Statement under the heading “Material Tax Considerations—United Kingdom”, subject to the limitations and qualifications therein, represent a correct summary in all material respects of the matters set out therein as at the date of the Post-Effective Amendment No. 1.

6

The term “enforceable” as used above should not be construed to mean that the obligations assumed by the relevant party will necessarily be enforced in all circumstances in accordance with their terms. In particular:

6.1	enforcement may be limited by (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors;

6.2	enforcement may be limited by general principles of equity—for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

6.3	claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

7	This opinion is subject to the following:

7.1

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

7.2

We express no opinion as to the compliance or otherwise with (i) the financial limitations on borrowings or covenants by the Issuer contained in the Articles of Association and (ii) the limitations on the maximum aggregate principal amount of Debt Securities which may be issued by the Issuer as contemplated by the Registration Statement.

7.3	Where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction.

7.4	A provision in an agreement may be unenforceable if it amounts to a penalty under English law.

7.5	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

7.6	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under section 117 of the Stamp Act 1891.

7.7	We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Indenture or the Debt Securities or any transaction contemplated thereby.

7.8	The English courts may have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

7.9

The English courts may not be restricted from applying overriding provisions of English law and if there is a provision of New York law that is manifestly incompatible with English public policy, it is possible that the English courts may not apply it.

8

Furthermore, the English courts may not accept jurisdiction to determine the matter or may stay or strike out proceedings in certain circumstances, including where there is some other forum with competent jurisdiction which is more appropriate for the trial of the action, where proceedings involving the same cause of action and between the same parties are pending in another jurisdiction or where merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties.

9

This opinion is given on the basis of English law in force (or, insofar as this opinion relates to tax, to United Kingdom taxation law), and as it affects the obligations under the Indenture and/or the Debt Securities, as at the date of this opinion. This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and consents referred to in the Schedule to the opinion. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law or United Kingdom taxation law after the date of this opinion.

10

This opinion is addressed to you solely for your benefit in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

11

We hereby consent to the filing of this opinion as an exhibit to, and the reference to us made under the captions “Legal Matters” and “Enforcement of Civil Liabilities under United States Federal Securities Laws” in, the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

SCHEDULE

1	A copy of the articles of association of the Issuer in force as at the date of this opinion (the “Articles of Association”)

2	A copy of the certificate of incorporation of the Issuer, the certificates of incorporation on change of name and the certificate on re-registration (as a public company) (the “Certificates”)

3	Form of Indenture between the Issuer and The Bank of New York Mellon, London Branch, as trustee filed with the SEC on 5 June 2023 (the “Indenture”)

4	The Registration Statement

5	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 21 October 2002 (the “2002 Minutes”)

6	A certified copy of an extract from the minutes of a meeting of the finance committee of the board of the Issuer (the “Finance Committee”) held on 24 April 2006 (the “2006 Finance Committee Minutes”)

7	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 27 June 2006 (together with the 2006 Finance Committee Minutes, the “2006 Minutes”)

8	A certified copy of an extract from the minutes of a meeting of the Finance Committee held on 26 June 2012 (the “2012 Minutes”)

9	A certified copy of an extract from the draft minutes of a meeting of the Finance Committee held on 23 June 2015 (the “2015 Finance Committee Minutes”)

10	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 24 June 2015 (together with the 2015 Finance Committee Minutes, the “2015 Minutes”)

11	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 18 April 2018 (the “2018 Minutes”)

12	A certified copy of an extract from the draft minutes of a meeting of the Finance Committee held on 22 January 2021 (the “January 2021 Finance Committee Minutes”)

13	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 24 March 2021 (the “2021 Board of Directors Minutes”)

14

A certified copy of an extract from the draft minutes of a meeting of the Finance Committee held on 15 April 2021 (together with the January 2021 Finance Committee Minutes and the 2021 Board of Directors Minutes, the “2021 Minutes”)

15	A certified copy of an extract from the minutes of a meeting of the Finance Committee held on 22 March 2022 (the “2022 Minutes”)

16

A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 23 March 2022 (together with the 2002 Minutes, the 2006 Minutes, the 2012 Minutes, the 2015 Minutes, the 2018 Minutes, the 2021 Minutes and the 2022 Minutes, the “Minutes”)

17	Copies of the terms of reference of the Finance Committee dated respectively 27 February 2004, May 2012, May 2014, January 2021, March 2022 and March 2023

18	A power of attorney granted by the Issuer and dated 8 June 2021